Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: May 3, 2018

El Paso Electric Announces First Quarter 2018 Financial Results

Overview

•
For the first quarter of 2018, El Paso Electric Company ("EE" or the "Company") reported a net loss of $7.0 million, or $0.17 basic and diluted loss per share. In the first quarter of 2017, EE reported a net loss of $4.0 million, or $0.10 basic and diluted loss per share.

"As expected, we reported a net loss in the first quarter of 2018 primarily due to the seasonality of our business with higher kWh sales and revenues during the summer cooling season," said Mary Kipp, President and Chief Executive Officer of El Paso Electric Company. "The net loss reported in the first quarter is comparable to last year's first quarter net loss excluding the impacts of a new accounting standard which was implemented this year."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Summary Results
The table and explanations below present the major factors affecting the net loss in the three months ended March 31, 2018 relative to the net loss in the three months ended March 31, 2017, respectively (in thousands except Basic EPS data):

	Three Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS
March 31, 2017		$(3,989)	$(0.10)
Changes in:
Investment and interest income	$(4,108)	(3,249)	(0.08)
Depreciation and amortization	(1,880)	(1,486)	(0.04)
Administrative and general expense	(1,125)	(888)	(0.02)
O&M at fossil-fuel generating plants	3,324	2,625	0.06
Retail non-fuel base revenues	326	258	0.01
Other		(237)	—
March 31, 2018		$(6,966)	$(0.17)
First Quarter 2018
Income for the three months ended March 31, 2018, when compared to the three months ended March 31, 2017, was negatively affected by (presented on a pre-tax basis):

•
Decreased investment and interest income primarily due to $3.8 million of net unrealized investment losses from the Company's Palo Verde Generating Station ("Palo Verde") decommissioning trust recognized in the Statements of Operations as required by ASU 2016-01, Financial Instruments, which was adopted by the Company on January 1, 2018, and a $0.9 million decrease in realized gains on securities sold from the Company's Palo Verde decommissioning trust funds. Refer to "Impact of New Accounting Standards and Use of Non-GAAP Financial Measure" for further details.

•	Increased depreciation and amortization primarily due to increased plant balances.

•
Increased administrative and general expense primarily due to an increase in pension and benefits expenses as a result of changes in actuarial assumptions used to calculate expenses for retirement benefit plans and an adjustment in estimated Four Corners Generation Station ("Four Corners") pension and benefit costs recorded in the three months ended March 31, 2017.

Income for the three months ended March 31, 2018, when compared to the three months ended March 31, 2017, was positively affected by (presented on a pre-tax basis):

•
Decreased operations and maintenance expenses related to the Company's fossil-fuel generating plants primarily due to planned outages at Newman Power Station Units 1, 3 and 4 in 2017, partially offset by a planned outage at Rio Grande Power Station Unit 8 in 2018.

•
Increased retail non-fuel base revenues primarily due to (i) a $2.8 million non-fuel base rate increase approved by the Public Utility Commission of Texas (the "PUCT") in its final order in the Company's 2017 Texas retail rate case in Docket No. 46831 (the "2017 PUCT Final Order") and (ii) increased revenues from residential customers of $1.6 million due to a 2.6% increase in kWh sales which were driven by favorable weather and a 1.7% increase in the average number of residential customers

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

compared to the three months ended March 31, 2017. Heating degree days increased 19.1% in the three months ended March 31, 2018, when compared to the three months ended March 31, 2017. These increases were partially offset by a reserve to refund of approximately $4.1 million to Texas customers for the reduction in the federal corporate income tax rate for the period January 1, 2018 through March 31, 2018. Refer to "Regulatory Matters" for further details. Non-fuel base revenues and kilowatt-hour ("kWh") sales for the three months ended March 31, 2018 are provided by customer class on page 11 of this news release.

Regulatory Matters
Texas Regulatory Matters
On December 18, 2017, the PUCT issued the 2017 PUCT Final Order for the Company's rate case in Docket No. 46831, which provides, among other things, for the following: (i) an annual non-fuel base rate increase of $14.5 million; (ii) a return on equity of 9.65%; (iii) all new plant in service as filed in the Company's rate filing package was prudent and used and useful and therefore is included in rate base; (iv) recovery of the costs of decommissioning Four Corners in the amount of $5.5 million over a seven year period beginning August 1, 2017; (v) the Company to recover reasonable rate case expenses of approximately $3.4 million through a separate surcharge over a three year period; and (vi) a requirement that the Company file a refund tariff if the federal statutory income tax rate, as it relates to the Company, is decreased before the Company files its next rate case. The 2017 PUCT Final Order also established baseline revenue requirements for recovery of future transmission and distribution investment costs and includes a minimum monthly bill of $30.00 for new residential customers with distributed generation, such as private rooftop solar. Additionally, the 2017 PUCT Final Order allows for the annual recovery of $2.1 million of nuclear decommissioning funding and establishes annual depreciation expense that is approximately $1.9 million lower than the annual amount requested by the Company in its initial filing. Finally, the 2017 PUCT Final Order allows for the Company to recover revenues associated with the relate back of rates to consumption on and after July 18, 2017 through a separate surcharge.
New base rates, including additional surcharges associated with rate case expenses and the relate back of rates to consumption on and after July 18, 2017 through December 31, 2017 were implemented in January 2018.
On December 22, 2017, the President signed into law the Tax Cuts and Jobs Act of 2017 (the "TCJA"), which made widespread changes to the Internal Revenue Code, including a reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018. The 2017 PUCT Final Order required the Company to file a refund tariff if the federal statutory income tax rate, as it relates to the Company, were decreased before the Company files its next rate case. Following the enactment of the TCJA on December 22, 2017, and in compliance with the 2017 PUCT Final Order, on March 1, 2018, the Company filed with the PUCT and each of its municipalities a proposed refund tariff designed to reduce base charges for Texas customers equivalent to the expected annual decrease of $22.7 million in federal income tax expense resulting from the tax law changes. This filing was assigned PUCT Docket No. 48124. On March 27, 2018, the PUCT approved the Company's proposed refund tariff on an interim basis, subject to refund or surcharge, for customer billings effective April 1, 2018. Each of the Company's municipalities also implemented the Company's proposed tax credits on an interim basis effective April 1, 2018. The refund will be reflected in rates over a period of a year and will be updated annually until new base rates are implemented pursuant to the Company's next rate case filing. No party requested a hearing in the case before the PUCT by the deadline of April 16, 2018, and on April 18, 2018, the PUCT Staff filed its final recommendation supporting approval of the Company's application. The refund tariff case is pending with the refund tariff subject to final action by the incorporated municipalities in the Company's Texas service territory and a final order from the PUCT.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

New Mexico Regulatory Matters

The Company is required to file its next New Mexico rate case no later than July 31, 2019. That rate case will reflect the Company's new corporate income tax rate. On January 24, 2018, the New Mexico Public Regulation Commission (the "NMPRC") initiated a proceeding in Case No. 18-00016-UT into the impact of the TCJA on New Mexico regulated utilities. On February 23, 2018, the Company responded to a NMPRC Staff inquiry regarding the proceeding. On April 4, 2018, the NMPRC issued an order requiring the Company to file a proposed interim rate rider to adjust the Company’s New Mexico base revenues in amounts equivalent to the Company’s reduced income tax expense for New Mexico customers resulting from the TCJA, to be implemented on or before May 1, 2018. The NMPRC order further requires that the Company record and track a regulatory liability for the excess accumulated deferred income taxes created by the change in the federal corporate income tax rate, consistent with the effective date of the TCJA, and subject to amortization determined by the NMPRC in the Company’s next general rate case. The Company recorded such a regulatory liability during the quarter ended December 31, 2017. On April 16, 2018, after consultation with the New Mexico Attorney General pursuant to the NMPRC order, the Company filed an interim rate rider, with a proposed effective date of May 1, 2018. The annualized credits expected to be refunded to New Mexico customers approximate $4.9 million. On April 25, 2018, the NMPRC approved the Company's interim rate rider to be implemented in customer bills beginning May 1, 2018.

Impact of New Accounting Standards and Use of Non-GAAP Financial Measure
Effective January 1, 2018, the Company adopted:
(i) ASU 2014-09, Revenue from Contracts with Customers, using the modified retrospective approach and had no cumulative effect adjustment to retained earnings. As required by the standard, revenues of $1.9 million related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers. Related expenses of an equal amount are reported in operations and maintenance expenses.
(ii) ASU 2017-07, Compensation - Retirement Benefits, retrospectively for the income statement presentation of the service cost component as part of operating income and the other components of net benefit costs outside of any subtotal of operating income for each period presented. The Company reclassified $2.1 million to "Operations and maintenance" in the Company’s Statement of Operations for the three months ended March 31, 2017 by increasing (i) "Investment and interest income, net" by $5.3 million, (ii) "Miscellaneous non-operating income" by $2.8 million, (iii) "Miscellaneous non-operating deductions" by $2.1 million, and (iv) "Other interest" by $3.9 million. As a result of the reclassifications, "Operations and maintenance" increased to $2.9 million in service cost from the $0.8 million in net periodic benefit cost previously reported.
(iii) ASU 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities. Upon adoption of this new standard, the Company recorded, as of January 1, 2018, a cumulative effect adjustment to retained earnings of $41.0 million, net of tax, for the unrealized gains (losses) related to equity securities held in the nuclear decommissioning trust funds. As required by ASU 2016-01, changes in the fair value of equity securities are now recognized in the Company's Statements of Operations. The adoption of the new standard added the potential for significant volatility to the Company's reported results of operations as changes in the fair value of equity securities may occur. Furthermore, the equity investments included in the nuclear decommissioning trust funds are significant and are expected to increase significantly during the remaining life (estimated to be 27 to 30 years) of Palo Verde. Accordingly, the Company has provided the following non-GAAP financial measure which reconciles GAAP net loss to non-GAAP adjusted net loss to

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

exclude the impact of changes in fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities.

	Three Months Ended
	March 31,
	2018	2017
	(In thousands)
Net loss (GAAP)	$(6,966)	$(3,989)
Adjusting items before income tax effects
Unrealized losses, net	3,781	—
Realized gains, net	(1,272)	(2,191)
Total adjustments before income tax effects	2,509	(2,191)
Income taxes on above adjustments	(502)	438
Adjusting items, net of income taxes	2,007	(1,753)
Adjusted net loss (non-GAAP)	$(4,959)	$(5,742)
Adjusted net loss is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net loss. Furthermore, the Company's presentation of any non-GAAP financial measure may not be comparable to similarly titled measures used by other companies. The Company believes adjusted net loss is a useful financial measure for investors and analysts in understanding the Company's core operating performance because it removes the effects of variances reported in the Company's results of operations that are not indicative of fundamental changes in the earnings capacity of the Company.
Capital and Liquidity
We continue to maintain a strong capital structure in which common stock equity represented 43.9% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the Revolving Credit Facility (the "RCF")) as of March 31, 2018. At March 31, 2018, we had a balance of $2.6 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through the issuance of long-term debt, our current cash balances, cash from operations and available borrowings under the RCF to meet all of our anticipated cash requirements for the next twelve months.
Cash flows from operations for the three months ended March 31, 2018 were $26.2 million, compared to $26.1 million for the three months ended March 31, 2017. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the three months ended March 31, 2018, we had fuel over-recoveries of $8.0 million compared to over-recoveries of fuel costs of $8.5 million during the three months ended March 31, 2017. At March 31, 2018, we had a net fuel over-recovery balance of $14.2 million, including an over-recovery of $13.3 million in Texas and an over-recovery of $0.9 million in New Mexico. On April 13, 2018, we filed a request with the PUCT to decrease our Texas fixed fuel factor by approximately 29% to reflect decreased fuel expenses primarily related to a decrease in the price of natural gas used to generate power. On April 25, 2018, the Company's proposed fuel factors were approved on an interim basis effective for the first billing cycle of the May 2018 billing month. If no party to the case requests a hearing by May 14, 2018, the Company's fuel factors will become final as provided by the PUCT's rules and no further action by the PUCT is required. The Texas fixed fuel factor will continue thereafter until changed by the PUCT.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

During the three months ended March 31, 2018, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends and purchases of nuclear fuel. Capital expenditures for new electric utility plant were $66.9 million in the three months ended March 31, 2018 compared to $53.9 million in the three months ended March 31, 2017. Capital expenditures for 2018 are expected to be approximately $236 million. Capital requirements for purchases of nuclear fuel were $9.3 million in the three months ended March 31, 2018 compared to $10.9 million in the three months ended March 31, 2017.
On March 30, 2018, we paid a quarterly cash dividend of $0.335 per share, or $13.6 million, to shareholders of record as of the close of business on March 16, 2018. We expect to continue paying quarterly cash dividends in 2018. We expect our board of directors to review the dividend policy in the second quarter of 2018.
No shares of common stock were repurchased during the three months ended March 31, 2018. As of March 31, 2018, a total of 393,816 shares remain available for repurchase under our currently authorized stock repurchase program. We may in the future make purchases of our common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.
Our cash requirements for federal and state income taxes vary from year to year based on taxable income, which is influenced by the timing of revenues and expenses recognized for income tax purposes. The following summary describes the major impacts of the TCJA on our liquidity. We continue to evaluate the TCJA and have made assumptions based on information currently available.
The TCJA discontinued bonus depreciation for regulated utilities which reduced tax deductions previously available to us for 2017, 2018 and 2019. The decrease in tax deductions results in the utilization of our net operating loss carryforwards (“NOL carryforwards”) approximately two years earlier than anticipated and is expected to result in higher income tax payments beginning in 2019, after the full utilization of NOL carryforwards.  However, due to the lower federal corporate income tax rate enacted by the TCJA, our future federal corporate income tax payments will be made at the reduced rate of 21% beginning in 2018.  Due to NOL carryforwards, minimal tax payments are expected for 2018, which are mostly related to state income taxes.
The effect of the TCJA on our rates will be beneficial to our customers. Following the enactment of the TCJA and the reduction of the federal corporate income tax rate, revenues collected from our customers in 2018 are reduced in an amount that approximates the savings in tax expense. This reduction in revenues is expected to negatively impact our cash flows by approximately $26 million to $31 million during 2018.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust ("RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. The RCF has a term ending on January 14, 2020. The maximum aggregate unsecured borrowing currently available under the RCF is $350.0 million. We may increase the RCF by up to $50.0 million (to a total of $400.0 million) during the term of the RCF, upon the satisfaction of certain conditions more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. We also have the option to extend the term of the RCF by one additional year to January 14, 2021 in accordance with the terms of the agreement. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $134.1 million at March 31, 2018, of which $89.1 million had been borrowed under the RCF, and $45.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $135.2 million as of March 31, 2017, of which $40.2 million had been borrowed under the RCF and $95.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At March 31, 2018, $144.0 million was outstanding under the RCF for working capital and general corporate purposes, which may include funding capital expenditures. At March 31, 2017, $94.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at March 31, 2018 were $233.1 million with an additional $116.9 million available to borrow.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

We received approval from the NMPRC on October 7, 2015, to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations, which remains effective. We received additional approval from the NMPRC on October 4, 2017 to amend and extend the RCF, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% Pollution Control Bonds and the $37.1 million 2009 Series B 7.25% Pollution Control Bonds, which are subject to optional redemption in 2019. The NMPRC approval to issue up to $350.0 million in long-term debt supersedes prior approval. We requested similar approval from the FERC on September 1, 2017 and received approval on October 31, 2017. The FERC approval also includes permission to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT and to continue to utilize our existing RCF with the ability to amend and extend the RCF at a future date. The authorization approved by the FERC is effective from November 15, 2017 through November 14, 2019 and supersedes prior approvals.

2018 Earnings Guidance
We are reiterating our earnings guidance for 2018 with a range of $2.30 to $2.65 per basic share. The guidance assumes normal operations and considers significant variables that may impact earnings, such as weather, expenses, capital expenditures, nuclear decommissioning trust gains/losses and the impact of the TCJA. The mid-point of the guidance range assumes 10-year average weather (cooling and heating degree days). The guidance range includes $8 million or $0.20 per share to $10 million or $0.25 per share, after-tax, of unrealized gains (losses) on equity securities and realized gains (losses) from the sale of both equity and fixed income securities from the Palo Verde decommissioning trust funds.
Conference Call
A conference call to discuss first quarter 2018 financial results is scheduled for 11:30 A.M. Eastern Time, on May 3, 2018. The dial-in number is 877-795-3635 with a conference ID number of 5361270. The international dial-in number is 719-325-2456. The conference leader will be Lisa Budtke, Director-Treasury Services and Investor Relations. A replay will run through May 17, 2018 with a dial-in number of 888-203-1112 and a conference ID number of 5361270. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding 2018 earnings guidance, including statements regarding the impact of the TCJA; statements regarding expected capital expenditures; statements regarding expected dividends; statements regarding the anticipated impact of ASU 2016-01; and statements regarding the adequacy of our liquidity to meet cash requirements. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) the impact of the TCJA and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of our construction program and our ability to complete construction on budget and on time; (ix) potential delays in our construction schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) deregulation and competition in the electric utility industry; (xii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiii) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xiv) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xv) actions by credit rating agencies; (xvi) possible physical or cyber-attacks, intrusions or other catastrophic events; and (xvii) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended March 31, 2018 and 2017
(In thousands except for per share data)
(Unaudited)

	2018	2017 (a)	Variance

Operating revenues	$175,713	$171,335	$4,378
Energy expenses:
Fuel	41,054	36,606	4,448
Purchased and interchanged power	11,134	13,673	(2,539)
	52,188	50,279	1,909
Operating revenues net of energy expenses	123,525	121,056	2,469
Other operating expenses:
Operations and maintenance	80,160	79,187	973
Depreciation and amortization	23,814	21,934	1,880
Taxes other than income taxes	15,507	15,730	(223)
	119,481	116,851	2,630
Operating income	4,044	4,205	(161)
Other income (deductions):
Allowance for equity funds used during construction	920	815	105
Investment and interest income, net	5,155	9,263	(4,108)
Miscellaneous non-operating income	3,136	2,895	241
Miscellaneous non-operating deductions	(2,743)	(2,828)	85
	6,468	10,145	(3,677)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	17,988	18,367	(379)
Other interest	4,654	4,345	309
Capitalized interest	(1,214)	(1,294)	80
Allowance for borrowed funds used during construction	(898)	(791)	(107)
	20,530	20,627	(97)
Loss before income taxes	(10,018)	(6,277)	(3,741)
Income tax benefit	(3,052)	(2,288)	(764)
Net loss	$(6,966)	$(3,989)	$(2,977)

Basic loss per share	$(0.17)	$(0.10)	$(0.07)

Diluted loss per share	$(0.17)	$(0.10)	$(0.07)

Dividends declared per share of common stock	$0.335	$0.310	$0.025
Weighted average number of shares outstanding	40,491	40,387	104
Weighted average number of shares and dilutive
potential shares outstanding	40,491	40,387	104

(a) The Company implemented ASU 2017-07, Compensation-Retirement Benefits, in the first quarter of 2018, and as required by the standard, reclassified certain amounts in the Company's Statement of Operations for 2017.

El Paso Electric Company
Cash Flow Summary
Quarter Ended March 31, 2018 and 2017
(In thousands and Unaudited)

	2018	2017
Cash flows from operating activities:
Net loss	$(6,966)	$(3,989)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	23,814	21,934
Amortization of nuclear fuel	10,404	11,278
Deferred income taxes, net	(3,964)	(3,209)
Net loss (gain) on decommissioning trust funds	2,509	(2,191)
Other	4,401	4,008
Change in:
Accounts receivable	8,063	8,663
Accounts payable	(23,324)	(13,766)
Net over-collection of fuel revenues	7,965	8,530
Other current liabilities	6,697	648
Other	(3,363)	(5,774)
Net cash provided by operating activities	26,236	26,132

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(66,924)	(53,867)
Cash additions to nuclear fuel	(9,257)	(10,873)
Decommissioning trust funds	(1,915)	(2,427)
Other	2,589	(1,579)
Net cash used for investing activities	(75,507)	(68,746)

Cash flows from financing activities:
Dividends paid	(13,615)	(12,565)
Borrowings (repayments) under the revolving credit facility, net	59,534	52,604
Other	(1,064)	(679)
Net cash provided by financing activities	44,855	39,360

Net decrease in cash and cash equivalents	(4,416)	(3,254)

Cash and cash equivalents at beginning of period	6,990	8,420

Cash and cash equivalents at end of period	$2,574	$5,166

El Paso Electric Company
Quarter Ended March 31, 2018 and 2017
Sales and Revenues Statistics
(Unaudited)

				Increase (Decrease)
		2018	2017	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	559,563	545,128	14,435	2.6%
	Commercial and industrial, small	498,675	500,590	(1,915)	(0.4)%
	Commercial and industrial, large	248,285	252,998	(4,713)	(1.9)%
	Sales to public authorities	328,329	335,563	(7,234)	(2.2)%
	Total retail sales	1,634,852	1,634,279	573	—%
	Wholesale:
	Sales for resale	11,730	10,921	809	7.4%
	Off-system sales	864,216	596,762	267,454	44.8%
	Total wholesale sales	875,946	607,683	268,263	44.1%
	Total kWh sales	2,510,798	2,241,962	268,836	12.0%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$53,292	$51,310	$1,982	3.9%
	Commercial and industrial, small	33,297	33,785	(488)	(1.4)%
	Commercial and industrial, large	7,126	7,900	(774)	(9.8)%
	Sales to public authorities	17,156	17,550	(394)	(2.2)%
	Total retail non-fuel base revenues (a)(b)	110,871	110,545	326	0.3%
	Wholesale:
	Sales for resale	476	463	13	2.8%
	Total non-fuel base revenues	111,347	111,008	339	0.3%
	Fuel revenues:
	Recovered from customers during the period	39,944	47,620	(7,676)	(16.1)%
	Over collection of fuel (c)	(7,950)	(8,530)	580	6.8%
	Total fuel revenues (d)	31,994	39,090	(7,096)	(18.2)%
	Off-system sales (e)	23,055	14,200	8,855	62.4%
	Wheeling revenues (f)	4,286	4,267	19	0.4%
	Energy efficiency cost recovery (g)	1,916	—	1,916	—%
	Miscellaneous (f)	2,459	1,852	607	32.8%
	Total revenues from customers	175,057	170,417	4,640	2.7%
	Other (f)	656	918	(262)	(28.5)%
	Total operating revenues	$175,713	$171,335	$4,378	2.6%

(a)	2018 includes a $2.8 million base rate increase related to the 2017 PUCT Final Order received in December 2017.
(b)
The 2017 PUCT Final Order included a provision to pass through tax savings to Texas customers for the reduction in federal statutory income tax rate under the TCJA. 2018 includes a $4.1 million reserve, pending the PUCT's final approval of the refund tariff.

(c)
Includes the portion of U.S. Department of Energy refunds related to spent fuel storage of $1.1 million and $1.4 million in 2018 and 2017, respectively, that were credited to customers through the applicable fuel adjustment clauses.

(d)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.4 million and $2.8 million in 2018 and 2017, respectively.
(e)	Includes retained margins of $0.6 million and $0.5 million in 2018 and 2017, respectively.
(f)	Represents revenues with no related kWh sales.
(g)
The Company implemented ASU 2014-09, Revenue from Contracts with Customers, in the first quarter of 2018, and as required by the standard, revenues related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers. Related expenses are reported in operations and maintenance expenses.

El Paso Electric Company
Quarter Ended March 31, 2018 and 2017
Other Statistical Data

			Increase (Decrease)
	2018	2017	Amount	Percentage

Average number of retail customers: (a)
Residential	371,351	365,311	6,040	1.7%
Commercial and industrial, small	42,205	42,076	129	0.3%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,592	5,433	159	2.9%
Total	419,196	412,869	6,327	1.5%

Number of retail customers (end of period): (a)
Residential	372,040	366,298	5,742	1.6%
Commercial and industrial, small	42,167	42,223	(56)	(0.1)%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,679	5,572	107	1.9%
Total	419,934	414,142	5,792	1.4%

Weather statistics: (b)			10-Yr Average
Cooling degree days	37	72	35
Heating degree days	965	810	1,113

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2018	2017	Amount	Percentage

Palo Verde	1,346,507	1,363,527	(17,020)	(1.2)%
Gas plants	985,107	570,825	414,282	72.6%
Total generation	2,331,614	1,934,352	397,262	20.5%
Purchased power:
Photovoltaic	61,570	64,735	(3,165)	(4.9)%
Other	228,244	363,375	(135,131)	(37.2)%
Total purchased power	289,814	428,110	(138,296)	(32.3)%
Total available energy	2,621,428	2,362,462	258,966	11.0%
Line losses and Company use	110,630	120,500	(9,870)	(8.2)%
Total kWh sold	2,510,798	2,241,962	268,836	12.0%

Palo Verde O&M expenses (c)	$22,175	$21,608	$567

	Palo Verde capacity factor	100.1%	101.5%	(1.4)%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At March 31, 2018 and 2017
(In thousands, except number of shares, book value per common share, and ratios)
(Unaudited)

Balance Sheet	2018	2017

Cash and cash equivalents	$2,574	$5,166

Common stock equity	$1,119,633	$1,063,062
Long-term debt	1,196,110	1,195,630
Total capitalization	$2,315,743	$2,258,692

Current maturities of long-term debt	$—	$83,206

Short-term borrowings under the revolving credit facility	$233,067	$134,178

Number of shares - end of period	40,661,745	40,558,528

Book value per common share	$27.54	$26.21

Common equity ratio (a)	43.9%	42.9%
Debt ratio	56.1%	57.1%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.